                                   EXHIBITS

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                                   EXHIBIT 11

                               MOBIL CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE
 (MILLIONS OF DOLLARS EXCEPT PER-SHARE AMOUNTS; NUMBER OF SHARES IN THOUSANDS)
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
                                                            1995       1996      1997
                                                         ----------  --------  --------
  Net Income...........................................    $  2,376  $  2,964  $  3,272
  Less: dividends on preferred stock...................          56        54        52
                                                           --------  --------  --------

  Adjusted net income applicable to common shares......    $  2,320  $  2,910  $  3,220
                                                           ========  ========  ========

  Weighted average number of basic common shares
    outstanding .........................................   790,888   788,292   786,294
                                                           ========  ========  ========

 Net income per common share ...........................   $   2.93  $   3.69  $   4.10
                                                           ========  ========  ========

  Net Income............................................     $2,376  $  2,964  $  3,272
  Less: additional contribution to ESOP.................         13        10         8
  Less: Stock Appreciation Rights
          compensation income (expense).................          4         4        (4)
                                                           --------  --------  --------

  Adjusted net income applicable to common shares.......   $  2,359  $  2,950  $  3,268
                                                           ========  ========  ========

  Weighted average number of basic common shares ........   790,888   788,292   786,294
  Increment to assumed exercise of stock options to
    reflect maximum dilutive effect.....................      7,968     9,418    11,445
  Assumed conversion of preferred stock .................    18,849    18,038    17,318
                                                           --------  --------  --------
        Total ...........................................   817,705   815,748   815,057
                                                           ========  ========  ========

 Net income per common share--assuming dilution ........   $   2.88  $   3.62  $   4.01
                                                           ========  ========  ========

--------------------
Prior year data have been restated to reflect a two-for-one stock split which had a record date of May 20, 1997.

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Mobil                                -28-